                                                                   Exhibit 10.38

                              AMENDED AND RESTATED
                           "LIQUID MARKETS" AGREEMENT



     THIS AMENDED AND RESTATED "LIQUID MARKETS" AGREEMENT (this "Agreement") is made as of August 20, 1997 (the "Effective Date"), between The Advisory Board Company, a Maryland corporation (the "Company"), and Derek C.M. van Bever (the
                                                      --------------------
"Optionee").

                                R E C I T A L S
                                ---------------

     A. The Company adopted the Stock-Based Incentive Compensation Plan (the "Original Plan"), as of March 1, 1994, to provide for the grant to certain employees of the Company ("Participants") of options ("Original Options") to purchase shares of Class B Nonvoting Stock, $0.01 par value, of the Company (the "Stock").

     B. As a Participant, Optionee was granted Original Options as reflected in the stock option agreement between the Optionee and the Company (the "Original Option Agreement").

     C. The Original Options are not transferable. None of the Original Options have vested. As a result, it has been impossible for the Optionee to liquidate the Original Options.

     D. In order to create greater liquidity for the Optionee, to reward the Optionee for past and continuing contributions to the Company or its Affiliate, and to provide further incentives for the Optionee to remain with the Company or its Affiliate and continue making such contributions in the future, the Company offered the Optionee, pursuant to the "Liquid Markets" Agreement between the Company and the Optionee dated March 31, 1995 (the "Existing LM Agreement") an opportunity to (i) sell all or part of the Original Options to the Company immediately, and/or (ii) with respect to those Original Options which are not sold, to modify all or part of such Original Options (such modified Original Options are hereinafter referred to as "Continuing Options"), as described in the Continuing Stock Option Agreement (the "Continuing Option Agreement") and the Continuing Stock-Based Incentive Compensation Plan (the "Continuing Option Plan") attached hereto as Exhibits A and B, respectively.

     E.  The number of Original Options granted that the Optionee owned was

45,000 (the "Number of Options Granted") which, pursuant to the Existing LM
------
Agreement, the Optionee desired to treat as follows:

          1.   45,000 Original Options sold as provided in the Existing LM
               ------
               Agreement (the "Number of Options Sold"); and

          2.      0    Original Options modified as Continuing Options as
               -------
               provided in the Existing LM Agreement (the "Number of Options Modified").

In addition, as of the Effective Date, the Optionee owns    0    Continuing
                                                         -------
Options which shall remain in full force and effect following the execution of this Agreement until substituted for new options pursuant to the terms and conditions of the Substitution Agreement between the Company and the Optionee.

     F. The Company and Optionee now desire to amend and restate the Existing LM Agreement on the terms and conditions hereinafter set forth.

     G. The Optionee acknowledges that he or she is an employee of the Company with substantial knowledge concerning the performance, operations and future opportunities relating to the Company. The Optionee further acknowledges that he or she has been briefed on the past and potential future performance of the Company by Jeffrey D. Zients, Michael D'Amato and/or other senior executives of the Company, and that the Optionee had the opportunity to ask Jeffrey D. Zients, Michael D'Amato and/or other senior executives of the Company, whatever questions the Optionee desired concerning the financial and operational performance and expectations of the Company. Finally, the Optionee acknowledges that all future operating results are impossible to predict and that no representation is being made by the Company with respect to the accuracy or completeness of any forecast regarding the future.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Optionee hereby agree to amend and restate the Existing LM Agreement in its entirety as follows:

                                   AGREEMENTS
                                   ----------

     1.  Definitions.  Capitalized terms used herein shall have the following
         -----------
meanings:

     "Affiliate" shall mean a corporation of which 50 percent or more of the total combined voting power or value of all classes of capital stock are, directly or indirectly, owned by the Company or by the beneficial shareholders of the Company.

     "Aggregate Payment" is defined in Section 3(b).

     "Agreement" is defined in the preamble.

     "Agreement Not to Compete" is the Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product between the Optionee and the Company attached as Exhibit C.

     "Cash Shortage" is the condition that exists when, in the judgment of the Company, the Company's cash reserves may prove insufficient to (i) cover the Company's working capital and other obligations as they come due, including obligations pursuant to any stock option agreement, continuing options agreement, or liquid markets agreement entered into by the Company and any other obligation of the Company to its employees; (ii) maintain sufficient cash reserves to pay unforeseeable costs that may arise; and at the same time (iii) make payments to Optionee pursuant to this Agreement.

     "Cause" for termination is the commission of an act of fraud, theft or dishonesty against the Company or its Affiliate; arrest or conviction for any felony; arrest or conviction for any misdemeanor involving moral turpitude which might, in the Company's opinion, cause embarrassment to the Company or its Affiliate; misconduct; substance abuse; insubordination; violation of Company policy or the policy of its Affiliate (depending on with whom the Optionee is employed); willful or repeated non-performance or substandard performance of duties; violation of any District of Columbia, state or federal laws, rules or regulations in connection with or during performance of work; or Performance Inconsistent with Past Levels of Contribution, as defined below.

     "Company" is defined in the preamble.

     "Continuing Options" is defined as "Options" in the Continuing Option Agreement.

     "Continuing Option Agreement" is the agreement between Optionee and the Company defined in Recital D and attached hereto as Exhibit A.

     "Continuing Option Plan" is the employee stock-based incentive compensation plan of the Company defined in Recital D and attached hereto as Exhibit B.

     "Disability" shall mean a serious and permanent medical incapacity or disability that precludes the Optionee from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to the Optionee to confirm the existence of such incapacity or disability. The Chairman of the Board of Directors of the Company reserves the right to define Disability in a more liberal manner.

     "Effective Date" is defined in the preamble.

     "Exercise Price" is defined in the Original Option Agreement.

     "Existing LM Agreement" is defined in Recital D.

     "Fiscal Year" or "FY" is the Company's fiscal year ending March 31 of each year or such other date as shall be designated by the Company in its sole and absolute discretion.

     "Income from Operations" means the aggregate of the income from operations (or similar entry) shown on the audited financial statements of the Company and each of the Company's Affiliates for each Fiscal Year, not including any compensation income or expense relating to any payments made in connection with the sale of any Original Options pursuant to this Agreement.

     "Initial Payment" is defined in Section 3(a).

     "Market Rate" is a floating rate equal to the Prime Rate as quoted in The Wall Street Journal and as adjusted from time to time but not to exceed 10% per annum.

     "Number of Options Granted" is defined in Recital E.

     "Number of Options Modified" is defined in Recital E.

     "Number of Options Sold" is defined in Recital E.

     "Optionee" is defined in the preamble.

     "Original Option Agreement" is defined in Recital B.

     "Original Options" is defined in Recital A.

     "Original Plan" is defined in Recital A.

     "Participants" is defined in Recital A.

     "Performance Inconsistent with Past Levels of Contribution" is any neglect of, or refusal or inability to, perform the Optionee's duties or responsibilities with respect to the Company or its Affiliate with the same level of contribution as in past periods of employment; or any insubordination, dishonesty, negligence or malfeasance in the performance of such duties and responsibilities; or the taking of actions which impair the Optionee's ability to perform such duties and responsibilities; or any material violation of Company rules or regulations or the rules or regulations of its Affiliate (depending on with whom the Optionee is employed).

     "Purchase Price" is defined in Section 3.

     "Restrictions for Protecting the Company" is defined in Section 4.

     "Stock" is defined in Recital A.

     "Stockholders' Agreement" means the Continuing Stockholders' Agreement of the Company setting forth, inter alia, certain rights, preferences and
                           ----------
privileges of and restrictions on any shares that may be received pursuant to exercise of the Continuing Options.

     "Voluntary Notice Date" means the date the Optionee gives notice of his or her Voluntary Resignation Date.

     "Voluntary Resignation Date" means the date on which the Optionee ceases employment with the Company or its Affiliate for voluntary reasons. Voluntary Resignation Date shall not include the date on which the Optionee ceases to be employed by the Company or its Affiliate due to death or a Disability.

     2. Number of Options Sold and Modified and Continuing Options. Optionee was granted the Number of Options Granted pursuant to the Original Plan. Optionee hereby agrees to the following regarding those Original Options:

     a. Optionee hereby agrees to sell to the Company the Number of Options Granted, in exchange for the Purchase Price, as defined below, to be paid to Optionee according to the terms of Section 3 below, subject to the Restrictions for Protecting the Company, as defined below; and

     b. With respect to the Number of Options Modified, Optionee agrees to forfeit as of the Effective Date all interest in, and rights to, any and all of those Continuing Options granted to the Optionee with respect to the Original Options pursuant to the Continuing Plan and the Continuing Stock Option Agreement, between the Company and the Optionee.

     c. Optionee hereby acknowledges and agrees that the execution of the Agreement Not to Compete, attached hereto as Exhibit C, is additional consideration for this Agreement. No payments under Section 3 shall be paid unless Optionee has executed the Agreement Not to Compete.

     3. Payments to be Made by the Company. The Company has paid, or agrees to
        ----------------------------------
pay, to the Optionee an Initial Payment and an Aggregate Payment with respect to the Number of Options Sold and the Number of Options Modified (together, the "Purchase Price"), as described below.

     a. Initial Payment. The Company and the Optionee hereby acknowledge and agree that an initial payment (the "Initial Payment") in the amount of $l,260,000 has been paid by the Company to the Optionee.

     b. Aggregate Payment. With respect to the Number of Options Sold and the Number of Options Modified and in additional to the Initial Payment, the Company shall pay to Optionee an additional payment (the "Aggregate Payment") in the amounts and according to the schedule set forth in Section 3(c). The Aggregate Payment shall be subject to the terms and restrictions set forth in Section 3(d).

     c. Payment Schedule. Except as provided in Section 3(d), the Aggregate Payment, shall be paid to the Optionee according to, and in the amounts specified in, the following schedule:

          December 1997      $850,000

          December 1998      $850,000

          December 1999      $850,000

          December 2000      $1,700,000

     d.   Restrictions on the Aggregate Payment.  The Aggregate Payment shall
          -------------------------------------
be paid as provided in Section 3(c), unless either of the two following circumstances occur:

          (i) If Optionee is terminated by the Company or its Affiliate for Cause before December 31, 2000 or a Voluntary Resignation Date occurs before December 31, 2000, the Optionee will forfeit the right to any portion of the Aggregate Payment that has not been paid to Optionee as of such termination or resignation date. In addition, if at anytime a Voluntary Notice Date occurs less than twelve months prior to a Voluntary Resignation Date, the Optionee shall be required to repay the Company immediately upon demand any portion of the Aggregate Payment paid to the Optionee within the twelve

     (12) months prior to (and including) the Voluntary Resignation Date. If the Optionee is terminated by the Company or its Affiliate without Cause or the Optionee ceases to be employed by the Company or its Affiliate as the result of death or a Disability, the Optionee will not forfeit the right to the Aggregate Payment as a result of that termination.

          (ii) If one or more of the circumstances resulting in Restrictions for Protecting the Company, as enumerated in Section 4, occurs, the Aggregate Payment shall be delayed to the extent provided in Section 4. Except as provided in Section 3(d)(i), the Aggregate Payment shall not be forfeited as a result of a Restriction for Protecting the Company.

     4. Restrictions for Protecting the Company. The following two (2) restrictions ("Restrictions for Protecting the Company") will result in delay of payment of all or part of the Purchase Price under the circumstances described below:

     a. No payment under Section 3 above shall be made in any Fiscal Year in which the Income from Operations for the immediately prior Fiscal Year is less than Fifteen Million Dollars ($15,000,000). No interest shall accrue during the period of delay due to this restriction. Any payment delayed due to this restriction shall be made by December 31 of the first Fiscal Year after the Fiscal Year in which the Income from Operations satisfy the criteria of this subsection a., unless such payment is further delayed pursuant to another Restriction for Protecting the Company.

     b. No payment under Sections 3 above shall be made if the Company determines it is suffering from a Cash Shortage. Any payment that would otherwise be made during a period of Cash Shortage shall be delayed for a period of six (6) months, after which time the Company shall either make any payments that had been delayed or determine that the Company continues to suffer from a Cash Shortage. Interest shall accrue at Market Rate during any period of delay solely due to this restriction.

     5. Nontransferability. The right to all or any portion of the Purchase Price shall not be transferable by the Optionee except, after the Optionee's death, to his or her spouse, child, estate, personal representative, heir or successor. More particularly (but without limiting the generality of the foregoing), the right to all or any portion of the Purchase Price may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any assignment, transfer, pledge, hypothecation or other disposition of the right to all or any portion of the Purchase Price contrary to the provisions hereof, and the levy of any attachment or similar process upon such right to the Purchase Price that would otherwise effect a change in the ownership of the right to all or any portion of the Purchase Price, shall terminate any further obligation the Company has with respect to any unpaid portion of the Purchase Price; provided, however, that in the case of the involuntary levy of any attachment or similar involuntary process upon the Option, the Optionee shall have thirty (30) days after notice thereof to cure such levy or process before the Company's obligation with respect to the Purchase Price terminates. This Agreement shall be binding on and enforceable against any person who is a permitted transferee pursuant to the first sentence of this Section.

     6.  Taxes.  The Company may, in its discretion, make such provisions and
         -----
take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to payment of the Purchase Price, including but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, requiring the Optionee to pay to the Company the amount required to be withheld or to execute such documents as the Committee deems necessary or desirable to enable it to satisfy its withholding obligations, or any other reasonable means.

     7.  Notices.  All notices, requests, demands and other communications
         -------
pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party, if to the Company at its principal executive offices addressed to the attention of the Company's Chairman of the Board of Directors, and if to Optionee at his or her address as it appears on the books of the Company (or at such other address as shall be given in writing by Optionee or his or her permitted transferee to the Company).

     8.  Amendments and Waivers.  This Agreement may be amended, and any
         ----------------------
provision hereof may be waived, only by a writing signed by the party to be charged.

     9.  Entire Agreement.  This Agreement, together with the Continuing Option
         ----------------
Plan, the Continuing Option Agreement, the Agreement Not to Compete, and the Stockholders' Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof (including, but not limited to, any rights of the Optionee to any value or appreciation in value of the Company or its capital stock) and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

     10.  Headings.  The headings preceding the text of the sections hereof are
          --------
inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     11.  Further Assurances.  Each party shall cooperate and take such action
          ------------------
as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

     12.  Governing Law.  All terms of and rights under this Agreement shall be
          -------------
governed by and construed in accordance with the internal law of the State of Maryland, without giving effect to principles of conflicts of law.

     13.  Arbitration.  The parties shall endeavor to settle all disputes by
          -----------
amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement (excluding enforcement by the Company of its rights under the

Agreement Not to Compete) that is not amicably settled shall be resolved by arbitration, as follows:

     a. Any such arbitration shall be heard in the District of Columbia, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Except as otherwise provided in this Section 13, all of the arbitration proceedings shall be conducted in accordance with the rules of the arbitrators.

     b. An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the District of Columbia for an order appointing arbitrators qualified as set forth above.

     c. All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

     d. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     e. It is intended that controversies or claims submitted to arbitration under this Section 13 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

     14.  Actions by the Company.  Any reference within this Agreement to an
          ----------------------
action, judgment, conclusion, or determination by the Company shall mean an action, judgment, conclusion, or determination of the Board of Directors of the Company or its authorized representative(s).

     15.  Binding Effect.  This Agreement shall inure to the benefit of and be
          --------------
binding upon the parties hereto and their respective permitted successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                              THE ADVISORY BOARD COMPANY



                              By:    /s/ Michael D'Amato
                                 ----------------------------------

                              Name:      Michael D'Amato
                                   --------------------------------

                              Title:     Chief Financial Officer
                                    -------------------------------



                                        /s/ Derek van Bever
                                    -------------------------------
                                             OPTIONEE

                       AMENDMENT TO AMENDED AND RESTATED

                           "LIQUID MARKETS" AGREEMENT

This Amendment to the Amended and Restated "Liquid Markets" Agreement (the "Amendment"), made and effective as of December 28, 1998, by and between The Corporate Executive Board Company, a Delaware corporation (the "Company") and Derek van Bever (the "Optionee");

                                  WITNESSETH:
                                  -----------

     WHEREAS, The Advisory Board Company ("ABC") and the Optionee entered into that certain "Liquid Markets" Agreement on March 31, 1995, (the "LM Agreement") which was designed to create greater liquidity for the Optionee, to reward the Optionee for past and continuing contributions to the Company or its affiliate, and to provide further incentives for the Optionee to remain with the Company or its affiliate and to continue making such contributions in the future; and

     WHEREAS, ABC and the Optionee amended and restated the LM Agreement on August 20, 1997, pursuant to that certain Amended and Restated "Liquid Markets" Agreement, by and between ABC and the Optionee (the "Restated LM Agreement"); and

     WHEREAS, pursuant to the spin-off of the business of the Company from ABC on October 31, 1997, the obligations of ABC with respect to the Restated LM Agreement were transferred to the Company at such time; and

     WHEREAS, the Company and the Optionee have mutually agreed that Sections 3(d) and 4 of the Restated LM Agreement, which place certain restrictions on payments that are to be made by the Company, shall be deleted in their entirety.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and in accordance with the terms of the Restated LM Agreement, the Company and Optionee have agreed to amend the Restated LM Agreement as follows:

1. Sections 3(d) and 4 are deleted in their entirety and all reference to such sections shall be deleted accordingly.

2. As amended by this Amendment, the Restated LM Agreement continues in full force and effect. Except for the provisions amended by this Amendment, the terms and conditions of the Restated LM Agreement are unchanged and unmodified.

3. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning given them in the Restated LM Agreement.

4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates set forth below.


                         THE CORPORATE EXECUTIVE BOARD COMPANY



                         By:     /a/ Michael A. D'Amato
                              ------------------------------------
                         Name:   Michael A. D'Amato
                         Title:  Executive Vice President



                         OPTIONEE

                         Signature:     /s/ Derek van Bever
                                    ----------------------------------